EXHIBIT 99.6

VOTING AGREEMENT

                    This Voting Agreement (the "Voting Agreement") is made as of April 6, 2000, by and among SEAWAY FOOD TOWN, INC., an Ohio corporation ("Seaway"), and each of the undersigned (individually a "Shareholder" and collectively the "Shareholders").

                    Seaway and Spartan Stores, Inc., a Michigan corporation ("Spartan"), propose to enter, or have entered, into an Agreement and Plan of Merger, dated as of April 6, 2000 (the " Merger Agreement"), that provides, among other things, that Seaway shall be merged (the "Merger") with and into a wholly owned subsidiary of Spartan, pursuant to the terms and conditions of the Merger Agreement. The Merger Agreement also provides that, immediately prior to the Effective Time of the Merger, Spartan's Articles of Incorporation and Bylaws will be amended in certain respects. Capitalized terms not otherwise defined in this Voting Agreement shall have the meanings given to such terms in the Merger Agreement.

                    As an essential condition and inducement to Seaway to enter into the Merger Agreement, and in consideration therefor, the Shareholders and Seaway have agreed to enter into this Voting Agreement. As of the date of this Voting Agreement, each Shareholder owns of record and beneficially the shares of Spartan Class A Common Stock set forth opposite his, her or its name on Schedule A and desires to enter into this Voting Agreement with respect to such shares of Spartan Class A Common Stock.

                    In consideration of the foregoing and the mutual covenants and agreements contained in this Voting Agreement and in the Merger Agreement, the parties agree:

ARTICLE I - VOTING

          1.1          Voting Agreement. Each Shareholder agrees to (a) appear, or cause the holder of record on any applicable record date (the "Record Holder") to appear, for the purpose of obtaining a quorum at any annual or special meeting of shareholders of Spartan and at any adjournment thereof at which the Spartan Charter Amendments (as defined in the Merger Agreement) are considered, and (b) vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of Spartan Class A Common Stock owned by Shareholder or with respect to which such Shareholder has or shares voting power or control, and all of the shares of Spartan Class A Common Stock that shall, or with respect to which voting power or control shall, hereafter be acquired by such Shareholder (collectively, the "Shares") in favor of approval of the Spartan Charter Amendments. Notwithstanding the foregoing, in no event shall the number of Shares to which this Section 1.1 applies exceed the lesser of (a) 19.99% of the issued and outstanding shares of Spartan Class A Common Stock or (b) the number of shares less than 19.99% of the issued and outstanding shares of Spartan Class A Common Stock that shall allow the Shareholders to comply with the terms of this Agreement and avoid the application of any "supermajority" voting requirement or other restriction on the voting of the Shares or the approval of the Spartan Charter Amendments which are imposed by Spartan's' Articles of

Incorporation, Bylaws or any Takeover Law (including without limitation Chapters 7A and 7B of the Michigan Law).

          1.2          No Ownership Interest. Nothing contained in this Voting Agreement shall be deemed to vest in Seaway any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares shall remain and belong to the Shareholders. Seaway shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Spartan or exercise any power or authority to direct the Shareholders in the voting of any of the Shares, except as otherwise provided in this Voting Agreement, or the performance of the Shareholders' duties or responsibilities as shareholders of Spartan.

          1.3          No Inconsistent Agreements. Each Shareholder represents, covenants and agrees severally that, except as contemplated by this Voting Agreement and the Merger Agreement, such Shareholder (a) has not entered, and shall not enter at any time while this Voting Agreement remains in effect, into any voting agreement, and (b) has not granted, and shall not grant at any time while this Voting Agreement remains in effect, a proxy or power of attorney, in either case that is inconsistent with the terms of this Voting Agreement.

ARTICLE II - TRANSFER

          2.1          Transfer of Title. Each Shareholder covenants and agrees that such Shareholder will not, prior to the termination of this Voting Agreement, either directly or indirectly, offer or otherwise agree to sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or any other securities or rights convertible into or exchangeable for shares of Spartan Class A Common Stock, owned either directly or indirectly by such Shareholder or with respect to which such Shareholder has the power of disposition, whether now or hereafter acquired, without the prior written consent of Seaway, unless the person to whom Shares have been sold, assigned, pledged, hypothecated, transferred, exchanged or disposed agrees to be bound by this Voting Agreement as if a party to this Voting Agreement. The Shareholder agrees and consents to the entry of stop transfer instructions by the applicable transfer agent for Shares upon request by Seaway against the transfer of any Shares consistent with the terms of this Section 2.1. The Shareholder further agrees that he, she or it shall instruct Spartan's transfer agent to enter stop transfer instructions and that, if requested by Seaway, he, she or it shall deliver the applicable Shares to such transfer agent with instructions to legend the shares to reflect the terms of this Voting Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES
OF THE SHAREHOLDERS

                    Each Shareholder severally and not jointly represents and warrants to Seaway as follows:

          3.1          Authority Relative to This Voting Agreement. Such Shareholder is competent and has the full power and authority to execute and deliver this Voting Agreement, to perform his, her or its obligations under this Voting Agreement, and to consummate the transactions contemplated by this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

          3.2          No Conflict. The execution and delivery of this Voting Agreement by such Shareholder does not, and the performance of this Voting Agreement by such Shareholder shall not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or the Shares are bound or affected.

ARTICLE IV - GENERAL PROVISIONS

          4.1          Termination. This Voting Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time. No such termination shall relieve any party from liability for any breach of this Voting Agreement prior to such termination.

          4.2          Enforcement of Voting Agreement. Each party agrees that irreparable damage would occur in the event that any provision of this Voting Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Voting Agreement and to specific performance of the terms and provisions of this Voting Agreement in addition to any other remedy to which they are entitled at law or in equity.

          4.3          Successors and Affiliates. This Voting Agreement shall inure to the benefit of and shall be binding upon the parties and their respective heirs, legal representatives, successors and permitted assigns. If any Shareholder shall at any time hereafter acquire ownership of, or voting or dispositive power with respect to, any additional Shares in any manner, such Shares shall be held subject to all of the terms and provisions of this Voting Agreement. Without limiting the foregoing, except as provided in Section 4.1 above, each Shareholder specifically agrees that the obligations of such Shareholder under this Voting Agreement shall not be terminated by operation of law, whether by death or incapacity of the Shareholder or otherwise.

          4.4          Entire Agreement. This Voting Agreement constitutes the entire agreement among Seaway and the Shareholders with respect to the subject matter of this Voting Agreement and supersedes all prior agreements and understandings, both written and oral, among Seaway and the Shareholders with respect to the subject matter of this Voting Agreement.

          4.5          Counterparts; Amendment. This Voting Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument. This Voting Agreement may not be amended except by an instrument in writing signed by the parties.

          4.6          Severability. If any term or other provision of this Voting Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Voting Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Voting Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Voting Agreement remain as originally contemplated to the fullest extent possible.

          4.7          Governing Law. This Voting Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to the applicable principles of conflicts of law.

          4.8          Obligations of Shareholders. The obligations of the Shareholders under this Voting Agreement shall be "several" and not "joint" or "joint and several." Without limiting the generality of the foregoing, under no circumstances will any Shareholder have any liability or obligation with respect to any misrepresentation or breach of covenant of any other Shareholder.

          4.9          Officers and Directors. No person who is or becomes (during the term of this Voting Agreement) a director or officer of Spartan makes any agreement or understanding in this Voting Agreement in his or her capacity as such director or officer. Nothing in this Voting Agreement will limit or affect, or give rise to any liability to any Shareholder by virtue of, any actions taken by any Shareholder in his or her capacity as an officer or director of Spartan in exercising its rights under the Merger Agreement.

                    IN WITNESS WHEREOF, each of the parties has caused this Voting Agreement to be duly executed as of the date first written above.

SEAWAY FOOD TOWN, INC.

By /s/Richard B. Iott

     Richard B. Iott
     Chief Executive Officer and President

G & R FELDPAUSCH COMPANY

By /s/Parker T. Feldpausch
     Parker T. Feldpausch

V G's FOOD CENTER, INC.

By /s/Russell H. VanGilder, Jr.
     Russell H. VanGilder, Jr.

HARDING AND HILL, INC.

By /s/Martin P. Hill
     Martin P.Hill

HARDING'S MARKETS - WEST, INC.

By /s/Martin P. Hill
     Martin P.Hill

PREVO'S FAMILY MARKETS, INC.

By /s/Dan R. Prevo
Dan R. Prevo

HILLSDALE MARKET HOUSE, INC.

By /s/Roger L. Boyd

     Roger L. Boyd

BOB'S MARKET HOUSE, INC.

By /s/Roger L. Boyd
     Roger L. Boyd

/s/James G. Buick
James G Buick

/s/John S. Carton
John S. Carton

/s/Alex J. DeYonker
Alex J. DeYonker

/s/James B. Meyer
James B. Meyer